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                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-112244 of Hartford Life Insurance Company (the "Company") on Form S-3 of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in its method of accounting for (a) goodwill and indefinite-lived intangible assets in 2002, (b) derivative instruments and hedging activities in 2001 and (c) recognition of interest income and impairment on purchased and retained beneficial interests in securitized financial assets in 2001), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------

May 4, 2004